Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
of
MILACRON INC.
     Milacron Inc., a corporation organized and existing under the laws of the State of Delaware (originally incorporated under the name Cincinnati Milacron Holdings, Inc. on March 18, 1983), hereby certifies as follows:
     FIRST: The name of the corporation (hereinafter referred to as the Company) is Milacron Inc.
     SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the Company’s registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 40,060,000, consisting of (1) 60,000 shares of 4% Cumulative Preferred Stock, par value $100 per share (hereinafter referred to as the Preferred Stock), (2) 10,000,000 shares of Serial Preference Stock, par value $.01 per share (hereinafter referred to as the Serial Preference Stock) and (3) 30,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as the Common Stock).
     The following is a statement of the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Preferred Stock and the Common Stock and the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Serial Preference Stock, which the Board of Directors is herein authorized to fix.
SECTION A: PROVISIONS RELATING TO PREFERRED STOCK
     I. Out of the net assets of the Company legally available for dividends, the holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash at the rate of $40 per annum per share of Preferred Stock, and no more, payable quarterly on the first days of March, June, September and December in each year (the quarterly periods commencing on the first days of such months, respectively, being herein designated as dividend periods), from March 1, 1983, before (subject to the provisions of paragraphs II and V of this Section A) any sum or sums shall be set aside for or applied to the purchase or redemption of Preferred Stock, and before any dividends shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of Serial Preference Stock or Common Stock, and before any Serial Preference Stock or Common Stock shall be purchased, redeemed or otherwise acquired by the Company; and such dividends shall be cumulative (whether or not in any dividend period or periods there shall be net assets of the Company legally available for the payment of such dividends), so that if at any time dividends upon all the outstanding Preferred Stock at the rate of $40 per annum per share of Preferred Stock thereof from March 1, 1983, to the end of the then current dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart for such payment, then (subject to the provisions of paragraphs II and V of this Section A) the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount declared and a sum sufficient for the payment thereof set apart for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of Preferred Stock, and before any dividends shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of, Serial Preference Stock, or Common Stock, and before any Serial Preference Stock or Common Stock shall be purchased, redeemed, or otherwise acquired by the Company.
     II. Out of any remaining net assets of the Company legally available for dividends after or concurrently with making payment of full dividends upon Preferred Stock then outstanding at the rate of $40 per annum per share of Preferred Stock for all past dividend periods, and after or concurrently with making payment of, or declaring and setting apart for payment, full dividends at said rate on all Preferred Stock then outstanding to the end of the then current dividend period, then, and not otherwise, the holders of Serial Preference Stock and Common Stock shall, subject to the provisions hereof, be entitled to receive such dividends as may from time to time be declared by the Board of Directors; provided, however, that if at any time full dividends upon all Preferred Stock then outstanding at the rate of $40 per annum per share of Preferred Stock shall have been paid for all past dividend periods and declared and set apart for payment for the current dividend period, dividends on the Serial Preference Stock and (subject to the provisions of Section B of this Article FOURTH) the Common Stock, payable in the next succeeding dividend period, may be declared by the Board of Directors and, when so declared, may be paid in the next succeeding dividend period, notwithstanding any restriction hereinabove in paragraph I of this Section A or in this paragraph II set forth; and provided further that, so long as any Preferred Stock shall be outstanding, in no event shall any dividends whatsoever, whether in cash, shares or otherwise (other than dividends payable in Serial Preference Stock or Common Stock), be declared or paid upon or set apart for, or any other distribution be ordered to be made in respect of, Serial Preference Stock (other than the 6% Series B Convertible Preferred Stock, the “Series B Stock”) or Common Stock, or any expenditures be made by the Company for the purchase, redemption, retirement or other acquisition of any Serial Preference Stock (other than the Series B Stock) or Common Stock, if at the time such dividend is so declared or such distribution is so ordered or such expenditures are so made:

(1)	consolidated net current assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $1,000 for each share of Preferred Stock outstanding; or

(2)	consolidated net tangible assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $2,000 for each share of Preferred Stock outstanding.
     III. The Preferred Stock shall be preferred as to both earnings and assets over the Serial Preference Stock and the Common Stock and, in the event of any voluntary or involuntary liquidation or dissolution or winding up of the Company or any sale of all or substantially all of its assets, the holders of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, an amount equal to $1,000 per share, if such liquidation, dissolution, winding up or sale be involuntary, and, if voluntary, an amount equal to $1,050 per share, in each case plus an amount equal to all dividends accrued or in arrears thereon to the date of distribution, for every share of their holdings of Preferred Stock, before any distribution of assets shall be made to the holders of Serial Preference Stock or Common Stock, and the holders of Serial Preference Stock and Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share in all the assets of the Company then remaining, in accordance with the provisions of Section B hereof. If upon any such voluntary or involuntary liquidation or dissolution, winding up or sale, the assets thus distributable among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of Preferred Stock of the preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Preferred Stock according to the amounts which they respectively would be entitled to receive if such assets available for distribution as aforesaid were sufficient to permit the payment in full of said sums. No merger or consolidation of the Company with or into another corporation organized under the laws of the State of Delaware or any other state and no merger or consolidation of any such other corporation into the Company, which shall not in fact result in the liquidation of the enterprise and the distribution of assets to shareholders, shall be deemed to be a liquidation, dissolution, or winding up of the Company or sale of aforesaid.
     IV. The term “dividends accrued or in arrears” whenever used in this Section A with reference to the Preferred Stock shall be deemed to mean (whether or not in any dividend period or in any part thereof in respect of which such term is used there shall have been net assets of the Company legally available for the payment of such dividends) that amount which shall be equal to dividends in cash at the rate of $40 per annum per share of Preferred Stock from March 1, 1983, to the date as of which dividends accrued or in arrears are or are to be determined for such shares (including an amount equal to the dividend at such rate for the elapsed portion of the current dividend period) less the amount of all dividends paid upon such shares, or deemed to have been paid on such shares in accordance with the provisions of the following sentence. In the event of the issuance of additional Preferred Stock (unless such additional shares have been classified into a new series pursuant to paragraph IX of this Section A), all dividends paid on Preferred Stock outstanding prior to the issuance of such additional Preferred Stock and all dividends declared and payable to the holders of Preferred Stock of record on any date prior to such additional issue shall be deemed to have been paid on the additional Preferred Stock so issued.
     V. The Preferred Stock, or any part thereof, at any time outstanding may be redeemed by the Company at its election expressed by resolution of the Board of Directors, at any time or from time to time, upon not less than 30 days nor more than 60 days previous notice to the holders of record of the Preferred Stock to be redeemed, mailed to the holders of the Preferred Stock to be redeemed, at their respective addresses as the same shall appear on the books of the Company, at the redemption price of $1,050 per share plus all dividends accrued or in arrears thereon to the date fixed in such notice as the date of redemption; provided, however, that less than all Preferred Stock at the time outstanding may be redeemed only after or concurrently with making payment of all dividends accrued or in arrears upon all Preferred Stock then outstanding for all past dividend periods and after or concurrently with making payment of, or declaring and setting apart for payment, full dividends on all Preferred Stock then outstanding (other than the shares to be redeemed) to the end of the then current dividend period. If less than all the outstanding Preferred Stock is to be redeemed, the redemption may be made either by lot or pro rata in such manner as may be determined or prescribed by resolution of the Board of Directors, or may be limited to fractional shares, if any, outstanding. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Company in providing monies for the payment of the redemption price pursuant to such notice), or, if the Company shall so elect, from and after a date (hereinafter called the date of deposit and which shall be prior to the date fixed as the date of redemption) on which the Company shall provide monies for the payment of the redemption price by depositing the amount thereof for account of the holders of Preferred Stock entitled thereto with a bank or trust company doing business either in the City of Cincinnati in the State of Ohio or in the Borough of Manhattan in the City and State of New York, and having a capital and surplus of at least $5,000,000 pursuant to notice of such election included in the notice of redemption specifying the date on which such deposit will be made, all dividends on Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Company, except the right to receive the redemption price as herein provided, shall cease and terminate. After the deposit of such amount with such bank and trust company, the respective holders of record of Preferred Stock to be redeemed shall be entitled to receive the redemption price at any time upon the actual delivery to such bank or trust company of certificates for the shares to be redeemed properly stamped from transfer (if required) and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank. Any monies so deposited which shall remain unclaimed by the holders of Preferred Stock called for redemption at the end of six years after the redemption date, together with any interest thereon which shall be allowed by the bank or trust company with which the deposit shall have been made, shall be paid by such bank or trust company to the Company.
     VI. Subject to the provisions of the By-laws of the Company, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, at each meeting of the shareholders each holder of record of Preferred Stock shall be entitled to 24 votes for each such share of Preferred Stock held by him, each holder of record of Common Stock shall be entitled to one vote for each such share of Common Stock held by him, as provided in Section C, and each holder of record of Serial Preference Stock of each series shall be entitled to the number of votes, if any, as he may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors in accordance with the provisions of paragraph II of Section B of this Article FOURTH providing for the issuance of such series; provided, however, that anything herein contained to the contrary notwithstanding, the holders of Preferred Stock shall also have the additional rights hereinafter in this paragraph VI set forth, to which additional rights the aforesaid voting rights of the holders of Serial Preference Stock and Common Stock shall be subject. Except as may otherwise be required by law, by this Article FOURTH or by resolutions adopted by the Board of Directors in accordance with the provisions of paragraph II of Section B, the holders of record of Common Stock, Preferred Stock and Serial Preference Stock shall vote together as a single class. If at any time dividends accrued or in arrears upon Preferred Stock then outstanding shall amount to $40 per share or more, a default in preferred dividends, for the purposes of this paragraph VI, shall be deemed to have occurred; and, having so occurred, such default in preferred dividends shall be deemed to exist thereafter until, but only until, all dividends accrued or in arrears on all Preferred Stock then outstanding shall have been paid to the end of the last preceding dividend period and the full dividend thereon to the end of the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart for such payment. If and whenever a default in preferred dividends shall exist, then at the next annual meeting of shareholders of the Company for the election of directors (unless at the time of such meeting such default in preferred dividends shall no longer exist) and at each other meeting annual or special, for the election of directors, held thereafter and during the existence of such default in preferred dividends, the holders of the outstanding Preferred Stock, voting separately as a class, shall have the right, at each such meeting at which at least 35% of the outstanding Preferred Stock is represented (but not otherwise), to elect one-third of the members of the Board of Directors to be elected, but if the number of directors to be elected when divided by three shall result in a fraction, such fraction shall be disregarded if less than one-half and shall be increased to one if more than one-half. The right to elect one-third of the number of directors to be elected shall be in addition to the right of the holders of the outstanding Preferred Stock to vote with the holders of Serial Preference Stock and Common Stock in the election of the remaining directors of the Company. If, during the existence of a default entitling the holders of Preferred Stock to elect one-third of the directors, any annual meeting of shareholders is not held when and as required by the By-laws of the Company, a special meeting of the shareholders for the purpose of electing directors may be called by the holders of record of at least 10% of the Preferred Stock outstanding. Any director elected by the holders of Preferred Stock, voting as a class pursuant to the aforesaid right, shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term the default in preferred dividends which permitted his election by the holders of Preferred Stock shall cease to exist. If, prior to the end of the term of any director so elected by the holders of Preferred Stock, a vacancy in the office of such director shall occur by reason of the death, resignation, removal or disability of such director, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in the By-laws of the Company.
     VII. Anything contained herein or in the By-laws of the Company to the contrary notwithstanding, so long as any Preferred Stock shall be outstanding the Company shall not, without the consent, given by resolution adopted at a meeting duly called for that purpose, or if permitted by law, given in writing, of the holders of at least two-thirds of the Preferred Stock at the time outstanding,
     (1) amend, alter or repeal any of the terms and provisions of the outstanding Preferred Stock in any material respect prejudicial to the holders thereof; or
     (2) increase the authorized amount of Preferred Stock or authorize any new class of stock having preference over, or being on a parity with, the Preferred Stock as to dividends or assets, or create any obligation or security of the Company directly or indirectly convertible into or exchangeable for shares of any class having preference over, or being on a parity with, the Preferred Stock as to dividends or assets; or
     (3) sell or transfer all or substantially all of its assets or merge into or consolidate with any other corporation or merge or consolidate any such other corporation (except a wholly-owned subsidiary) into the Company.
     VIII. As used in this Section A:
     The term “funded debt” shall mean any debt maturing by its terms more than one year from the date thereof, and shall include all such debt created, assumed or guaranteed by the Company or any subsidiary. If the terms of any debt shall include an option on the part of the Company or the subsidiary to extend (by way of renewal or otherwise) its maturity on any conditions, the maturity shall be deemed to be the last date to which the maturity may be so extended. The term “consolidated funded debt” shall mean the total funded debt of the Company and its subsidiaries.
     The term “consolidated net tangible assets” shall mean consolidated tangible assets less (i) consolidated funded debt, (ii) consolidated current liabilities, as hereinafter defined, except such portion thereof, if any, as is included in consolidated funded debt, and (iii) deferred credits and all reserves other than reserves deducted from consolidated tangible assets or reserves included in consolidated current liabilities or reserves representing an appropriation of retained earnings.
     The term “consolidated tangible assets” shall mean (i) the fixed assets (namely plant, property, equipment and all other kinds of tangible fixed assets) owned by the Company and its subsidiaries as at December 31, 1944, plus subsequent additions to such fixed assets, in all cases taken at cost to the Company or its subsidiaries and less reserves for depreciation and other proper deductions; (ii) consolidated current assets, as hereinafter defined; and (iii) other investments and receivables and other tangible assets of the Company and its subsidiaries taken at cost less proper reserves, excluding, however, any securities issued by the Company or by any of its subsidiaries. The cost of tangible assets acquired by the Company or any subsidiary after December 31, 1944, for a consideration other than cash shall be the fair value of such assets as determined by the Board of Directors of the Company. In arriving at consolidated tangible assets, the Company may substitute for the value of any or all fixed assets acquired subsequent to December 31, 1944, calculated in accordance with the foregoing provisions of this paragraph, the fair value thereof as determined by an appraisal by such independent engineer or engineers or other independent expert or experts as the Board of Directors of the Company shall employ for the purpose.
     The term “consolidated net current assets” shall mean consolidated current assets, as hereinafter defined, less consolidated current liabilities, as hereinafter defined.
     The term “consolidated current assets” shall mean the following assets of the Company and its subsidiaries:
     (1) cash and cash items on hand or in transit or on deposit in any solvent bank or trust company;
     (2) shares, bonds and other securities or obligations (other than shares, bonds, securities or obligations of the Company or of any subsidiary) which are readily marketable, taken at the market value thereof;
     (3) good and collectible notes, trade acceptances, accounts and bills receivable, determined to be properly current in accordance with principles approved by certified or independent public accountants or auditors as hereinafter in this paragraph VIII provided, in each case taken at the face amount thereof, less reserves determined to be sufficient by the Company in accordance with principles approved by said accountants or auditors;
     (4) inventories, products in the process of manufacture or treatment, manufactured products, materials and supplies and miscellaneous merchandise, priced as determined by the Company in accordance with principles approved by said accountants or auditors; and
     (5) such other assets as may be properly classified as current assets under sound accounting practice, as approved by said accountants or auditors.
     In computing consolidated current assets there shall not be included any assets which are pledged or deposited as security for or for the purpose of paying any obligation which is not included in consolidated current liabilities as such term is hereinafter defined, but there shall be included assets of the character aforesaid which are pledged or deposited as security for or for the purpose of paying any obligation included in consolidated current liabilities.
     The term “consolidated current liabilities” shall mean the following liabilities of the Company and its subsidiaries:
     (1) all indebtedness, secured or unsecured, maturing during the period of twelve months after the date as of which consolidated current liabilities are being determined, including therein any consolidated funded debt maturing within such period of twelve months, except to the extent that such maturing funded debt is otherwise included pursuant to subsection (4) below;
     (2) reserves for taxes payable during the period of twelve months after the date as of which consolidated current liabilities are being determined;
     (3) all interest due or accrued, and all dividends declared but not paid;
     (4) any amount required to be paid during the period of twelve months after the date as of which consolidated current liabilities are being determined, as a purchase fund or sinking fund with respect to any funded debt, less, however, any funded debt which has been reacquired by the Company or a subsidiary and is held by it, or a purchase fund or sinking fund agent, earmarked for the purpose of meeting the amount so required to be paid on account of such purchase fund or sinking fund, taken at the amount at which the Company or the subsidiary issuing the same is entitled, under the instrument under which such funded debt was issued, to receive credit with respect thereto against such purchase fund or sinking fund obligation; and
     (5) such other liabilities as may be properly classified as current liabilities under sound accounting practice, as approved by said accountants or auditors.
     The term “subsidiary” shall mean any corporation, association, or business trust, at least a majority of the shares of which at the time outstanding having voting power for the election of a majority of the directors or trustees thereof (except shares having such voting power only upon default in payment of dividends or other defaults) is owned, directly or indirectly, by the Company and/or by one or more other subsidiaries; provided, however, that neither The Factory Power Company, an Ohio corporation, nor any successor thereto nor any subsidiary thereof, shall be deemed to be a subsidiary of the Company for any purpose of this Section A; and provided further that a corporation incorporated under the laws of a jurisdiction other than the United States of any state thereof or the District of Columbia may or may not, as the Company may elect in connection with any determination made pursuant to this paragraph VIII, be deemed to be a subsidiary of the Company for the purposes of such determination.
     The term “wholly-owned subsidiary” shall mean any corporation, association or business trust, all the shares of which at the time outstanding (exclusive of directors’ qualifying shares), except shares having a limited participation as to assets, shall be owned, directly or indirectly, by the Company and/or by one or more other wholly-owned subsidiaries.
     All determinations of funded debt, consolidated funded debt, consolidated net tangible assets, consolidated tangible assets, consolidated net current assets, consolidated current assets and consolidated current liabilities, and of the status of any corporation, association or business trust as a subsidiary or a wholly-owned subsidiary of the Company, shall be made, in accordance with good accounting practice, by such firm of certified or independent public accountants or auditors as shall regularly examine and report on the financial statements of the Company for inclusion in its annual report to shareholders or such firm of certified or independent public accountants or auditors as shall be employed by the Board of Directors for the purpose of such determination. In all such determinations, all material intercompany items shall be eliminated and appropriate adjustments shall be made to adjust for and eliminate minority interests in subsidiaries, all as approved by such accountants or auditors. The determinations of such accountants or auditors shall be final and conclusive.
     IX. The Board of Directors shall have authority, subject to such limitations as may be stated herein, to adopt amendments to this Certificate of Incorporation, in respect of any unissued or treasury Preferred Stock, to fix or alter the division of such shares into series, the designation and number of shares of each series, the dividend rate, dates of payment of dividends and dates from which they are cumulative, redemption rights and price, liquidation price, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series.
SECTION B. PROVISIONS RELATING TO SERIAL PREFERENCE STOCK
     I. The Serial Preference Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.
     II. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article FOURTH, to authorize the issue of one or more series of Serial Preference Stock, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series:
     (1) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;
     (2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
     (3) the annual dividend rate, if any, payable on such series expressed in a dollar amount per share, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or any other series of this class;
     (4) whether the shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;
     (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Company;

     (6) whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which any such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
     (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or of any other series of this class and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
     (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or any other class or any other series of this class;
     (9) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and
     (10) any other powers, preferences or rights, or any qualifications, limitations or restrictions thereof.
     III. Except as otherwise provided by such resolution or resolutions, all shares of Serial Preference Stock shall be of equal rank.
     IV. No holder of Serial Preference Stock shall have any pre-emptive rights to subscribe to stock obligations, warrants, rights to subscribe to stock or other securities of the Company of any class, whether now or hereafter authorized.
     V. Pursuant to the authority conferred upon the Board of Directors of the Company by this Article FOURTH, the Board of Directors created a series of 300,000 shares of Serial Preference Stock designated as Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”) by filing a Certificate of Designation of the Company with the Secretary of State of the State of Delaware on February 5, 1999, as amended and restated by filing an Amended and Restated Certificate of Designation of the Company with the Secretary of State of the State of Delaware on June 9, 2004, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the Series A Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.
     VI. Pursuant to the authority conferred upon the Board of Directors of the Company by this Article FOURTH, the Board of Directors created a series of 900,000 shares of Serial Preference Stock designated as 6.0% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) by filing a Certificate of Designation of the Company with the Secretary of State of the State of Delaware on June 9, 2004, as amended pursuant to Section 242 of the General Corporation Law of the State of Delaware by filing a Certificate of Amendment of Restated Certificate of Incorporation

of the Company with the Secretary of State of the State of Delaware on November 27, 2007, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the Series B Preferred Stock are set forth in Appendix B hereto and are incorporated herein by reference.
SECTION C: PROVISIONS RELATING TO COMMON STOCK
     I. The holders of record of Common Stock shall be entitled to one vote per share for all purposes.
     II. Subject to the provisions of law and the respective preferences of the Preferred Stock and the Serial Preferred Stock, dividends may be paid on the Common Stock of the Company at such time and in such amounts as the Board of Directors may deem advisable.
     III. The Board of Directors of the Company is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Company from the authorized capital stock or number of shares of the Company in the manner provided for in the General Corporation Law of Delaware.
     IV. No holder of Common Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.
SECTION D. GENERAL
     Subject to the provisions of law and the foregoing provisions of this Certificate of Incorporation, the Company may issue shares of its Preferred Stock and Serial Preference Stock or Common Stock, from time to time, for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Company, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.
     FIFTH: Except for any action which may be taken solely upon the vote or consent of holders of the Preferred Stock no action required to be taken or which may be taken at any annual or special meeting of the shareholders of the Company may be taken by written consent without a meeting, except that any such action may be taken without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by all the shareholders of the Company who would be entitled to notice of a meeting of the shareholders held for such purpose.
     SIXTH: The Board of Directors shall have the power to amend, alter or repeal the By-laws of the Company.

     SEVENTH: (a) The directors shall be divided into three classes, each of which shall be composed, as nearly as may be, of one-third of the directors. The term of office of the directors of the first class is to expire at the annual meeting to be held during the calendar year 1984, the term of office of the directors of the second class is to expire at the annual meeting to be held during the calendar year 1985 and the term of office of the directors of the third class is to expire at the annual meeting to be held during the calendar year 1986. At each annual meeting, commencing with the annual meeting to be held during the calendar year 1984, each of the successors to the directors of the class whose term shall have expired that year shall be elected for a term running until the third annual meeting next succeeding his election and until his successors shall have been duly elected and shall have qualified, except that, upon the filing of any vacancy in the Board of Directors occurring other than by expiration of term of office, a successor shall be elected for the unexpired term. The Board of Directors may determine the class or classes to which directors shall be elected when there is a total number of directors in excess of a number divisible by three. A decrease in the number of directors shall not deprive any director of his office as such before the expiration of his term, but shall become effective until as and when the term or terms of office for directors of the class or classes affected thereby shall expire or a vacancy or vacancies in such class or classes shall occur.
     (b) The provisions of this Article SEVENTH may not be amended, altered or repealed unless such amendment, alteration or repeal, as the case may be, shall have been approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of the outstanding stock of the Company entitled to vote thereon.
     EIGHTH: Election of directors of the Company need not be by ballot unless and to the extent that the By-laws of the Company shall so provide.
     NINTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any shareholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as the consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all shareholders or class of shareholders, of the Company, as the case may be, and also on the Company.

     TENTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.
     ELEVENTH: (a) To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     (b) In addition to any requirements of law and any other provisions herein or in the terms of any class or series of capital stock having a preference over the common stock of the Corporation as to dividends or upon liquidation (and not withstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of 2/3 or more of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article.
     This Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the restated certificate of incorporation of the Company as amended, was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. There is no discrepancy between the provisions of the restated certificate of incorporation of the Company as amended and the provisions of this Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer, this ___ day of March, 2008.

Milacron Inc.
By
Name:
Title:

Appendix A
AMENDED AND RESTATED CERTIFICATE OF THE VOTING POWERS,
DESIGNATIONS, PREFERENCES AND RELATIVE
PARTICIPATING, OPTIONAL AND OTHER SPECIAL
RIGHTS AND QUALIFICATIONS, LIMITATIONS
OR RESTRICTIONS OF SERIES A
PARTICIPATING CUMULATIVE
PREFERRED STOCK OF
MILACRON INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     Milacron Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151(g) thereof, DOES HEREBY CERTIFY:
     1. That by resolution of the Board of Directors of the Company dated February 5, 1999, and by a Certificate of Designations filed in the office of the Secretary of State of the State of Delaware on February 5, 1999, the Company authorized a series of 300,000 shares of Serial Preference Stock of the Company designated as Series A Participating Preferred Stock (the “Series A Preferred Stock”) and established the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred and the qualifications, limitations or restrictions thereof.
     2. As of the date hereof no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued.
     3. That pursuant to the authority conferred on the Board of Directors of the Company by its Restated Certificate of Incorporation and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on June 9, 2004 adopted the following resolution amending the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof.
          RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Company and the Restated Certificate of Incorporation and by the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the voting powers, preferences and relative, participating, optional and other special rights of the Series A Participating Cumulative Preferred Stock of the Company, and the qualifications, limitations or restrictions thereof be, and the same hereby are, amended in their entirety as follows:
          SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting the Series A

          Preferred Stock shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of February 5, 1999, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (as such agreement may be amended from time to time, the “Rights Agreement”), the Board of Directors of the Company, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Restated Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.
          SECTION 2. Dividends or Distributions. (a) Subject to the prior and superior rights of the holders of shares of the 4% Cumulative Preferred Stock of the Company (the “Preferred Stock”), any other series of Serial Preference Stock or any other class of capital stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Company shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after February 5, 1999, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock,

2

then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after February 5, 1999, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.
          (b) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.
          (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
          (d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for

3

payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.
          (e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.
          SECTION 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
          (a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).
          (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of stockholders of the Company.
          (c) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The

4

voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.
          (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.
          SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:
     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
     (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5

          SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of Common Stock or any other shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
          SECTION 6. Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.
          SECTION 7. No Redemption; No Sinking Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series A Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.
          (b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
          SECTION 8. Ranking. The Series A Preferred Stock shall rank junior to the Preferred Stock and to all other series of Serial Preference Stock of the Company with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, unless, in the case of a series of Serial Preference Stock, the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.
          SECTION 9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth (1/1,000) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such

6

holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.
          SECTION 10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Serial Preference Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article FOURTH of the Restated Certificate of Incorporation.
          SECTION 11. Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Restated Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

7

Appendix B
CERTIFICATE OF DESIGNATION OF VOTING POWERS,
DESIGNATION, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL AND
OTHER SPECIAL RIGHTS,
AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS
OF
6.0% SERIES B CONVERTIBLE PREFERRED STOCK
OF
MILACRON INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          Milacron Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article FOURTH of its Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company (the “Board”) at a meeting duly called and held on June 9, 2004, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:
          RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, a series of Serial Preference Stock (as defined in the Certificate of Incorporation) is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of such series, and qualifications, limitations and restrictions thereof are as follows:
          1. Designation and Number of Shares. The shares of such series shall be designated as “6.0% Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be nine hundred thousand (900,000). The Company shall be permitted to issue fractional shares of Series B Preferred Stock that shall entitle the holder thereof, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

          2. Ranking. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company, rank (i) senior to the Common Stock and to any and all other classes and series of capital stock of the Company (other than the Existing Preferred Stock) the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with the Common Stock as “Junior Securities”); (ii) on a parity with any additional shares of Series B Preferred Stock issued by the Company in the future, and any other class or series of capital stock issued by the Company and approved by the holders of the Series B Preferred Stock as required by Sections 10(vii) and 10(viii) hereof the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Parity Securities”); and (iii) junior to the Existing Preferred Stock and to any other class or series of capital stock issued by the Company and approved by the holders of the Series B Preferred Stock as required by Sections 10(vii) and 10(viii) hereof the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to with the Existing Preferred Stock as “Senior Securities”).
          3. Dividends.
          (i) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of assets of the Company legally available therefor, cumulative dividends accruing at the rate per annum of $12.00 per share, payable quarterly in arrears on the first days of March, June, September and December in each year, commencing on the first day of September, 2004 (each a “Dividend Payment Date” and each such quarterly period being a “Dividend Period”); provided, that (a) if any such Dividend Payment Date is not a Business Day, such payment shall be made on the next succeeding Business Day and (b) accumulated and unpaid dividends for any prior Dividend Period may be paid at any time. Except as provided in Sections 3(ii) and 5(iii) hereof, dividends will be payable in cash.
          (ii) If the Company is prohibited on any Dividend Payment Date by the terms of the Certificate of Incorporation or its Financing Agreements from paying dividends in cash, the Company, if not prohibited by the Certificate of Incorporation, may elect, when, as and if declared by the Board out of assets of the Company legally available therefor, to pay dividends through the issuance of additional shares of Series B Preferred Stock at a rate per annum of $16.00 per share. The number of additional shares of Series B Preferred Stock that are issued to holders of Series B Preferred Stock will be the number obtained by dividing (a) the total dollar amount of cumulative dividends due and payable on the applicable Dividend Payment Date by (b) the Liquidation Preference; provided, that the Company shall not be required to issue fractional shares of Series B Preferred Stock, but in lieu thereof may, if not restricted by the Certificate of Incorporation or its Financing Agreements, elect to pay in cash the portion of any dividend payable in shares of Series B Preferred Stock that would otherwise require the issuance of a fractional share.
          (iii) Dividends on the Series B Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the Dividend Period to which they relate.
          (iv) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividends upon, all outstanding shares of Series B Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock for all past Dividend Periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (a) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities or Parity Securities, except dividends paid ratably on the Series B Preferred Stock and all such Parity Securities on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (b) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (c) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of Junior Securities) by the Company or any of its subsidiaries; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its subsidiaries. Other than dividends which may, at the option of the Company, be declared (and in such case only if, and to the extent that, any such dividends are declared) pursuant to Section 4(xiv) hereof, holders of the Series B Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.
          (v) Accrued but unpaid dividends shall not bear interest.
          4. Conversion Rights.
          (i) A holder of shares of Series B Preferred Stock may convert such shares at any time, unless previously redeemed, at the option of the holder thereof, into shares of Common Stock. For the purposes of conversion, each share of Series B Preferred Stock shall be valued at an amount equal to its Liquidation Preference, which amount shall be divided by the Conversion Price in effect on the applicable Conversion Date (as defined in Section 4(ii) hereof) to determine the number of shares of Common Stock issuable upon conversion. The right to convert shares of Series B Preferred Stock called for redemption pursuant to Section 7 hereof shall terminate at the close of business on the Business Day preceding the Applicable Redemption Date and shall be lost if not exercised prior to that time, unless the Company shall default in payment of the Applicable Redemption Price. Immediately upon conversion, any shares of converted Series B Preferred Stock shall automatically become and be restored to the status of authorized but unissued Series B Preferred Stock, the rights of the holder of any shares of converted Series B Preferred Stock shall cease and the person(s) entitled to receive the Common Stock upon the conversion of such shares of Series B Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.
          (ii) To convert Series B Preferred Stock, a holder must (a) surrender the certificate or certificates evidencing the shares of Series B Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or the Transfer Agent, (b) notify the Company at such office that such holder elects to convert Series B Preferred Stock and the number of shares such holder wishes to convert, (c) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and (d) pay any transfer or similar tax, if required. In the event that a holder fails to notify the Company of the number of shares of Series B Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all the requirements in the first section of this Section 4(ii) is the “Conversion Date.” As soon as practical after the applicable Conversion Date, the Company shall deliver a certificate for the number of shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Series B Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the applicable Conversion Date. No payment or adjustment will be made for accrued and unpaid dividends on converted shares of Series B Preferred Stock or for dividends on any Common Stock issued upon such conversion. The holder of record of a share of Series B Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Series B Preferred Stock will be entitled to receive such dividends with respect to such share of Series B Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such record date and prior to such Dividend Payment Date. No payment or adjustment will be made upon conversion of shares of Series B Preferred Stock for dividends with respect to the Common Stock issued upon such conversion. If a holder of Series B Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total conversion value of all shares of Series B Preferred Stock converted. If the last day on which Series B Preferred Stock may be converted is not a Business Day, Series B Preferred Stock may be surrendered for conversion on the next succeeding Business Day.
          (iii) The Company shall not be required to issue any fractional shares of Common Stock upon conversion of Series B Preferred Stock, but in lieu thereof may elect to pay a cash adjustment based upon the closing price of the Common Stock on the Business Day prior to the Conversion Date.

          (iv) If a holder converts shares of Series B Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name.
          (v) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series B Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Series B Preferred Stock shall be fully paid and nonassessable.
          (vi) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, other than any regularly scheduled dividend on any other preferred stock which does not trigger any anti-dilution provisions in any other security, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for determination of the holders entitled to such dividends and distributions. For the purposes of this Section 4(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
          (vii) In case the Company shall issue rights, options or warrants to all holders of its Common Stock (other than pursuant to the Rights Offering) entitling them to subscribe for, purchase or acquire shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 4(xi) hereof) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day following the date fixed for determination of the holders entitled to such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this

Section 4(vii), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 4 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall be made upon the issuance of such security. For the purposes of this Section 4(vii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Company.
          (viii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased, to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
          (ix) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock (a) evidences of its indebtedness or (b) shares of any class of capital stock, cash or other assets (including securities, but excluding (x) any rights, options or warrants referred to in Section 4(vii) hereof, (y) any dividends or distributions referred to in Sections 4(vi) or 4(viii) hereof, and (z) cash dividends paid from the Company’s retained earnings), then, in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided in Section  4(xi) hereof) of the Common Stock on such date of determination (or, if earlier, on the date on which the Common Stock goes “ex-dividend” in respect of such distribution) less the then fair market value as determined by the Board (whose determination shall be conclusive and shall be described in a statement filed with the Transfer Agent) of the portion of the capital stock, cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Section

4) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following the date of determination of the holders entitled to such distribution.
          (x) The reclassification or change of Common Stock into securities, including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 4(xviii) hereof shall apply) shall be deemed to involve (a) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of holders of Common Stock entitled to receive such distribution” within the meaning of Section 4(ix) hereof), and (b) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective” or “the day upon which such combination becomes effective,” as the case may be, and “the day upon which such subdivision or combination becomes effective” within the meaning of Section 4(viii) hereof).
          (xi) For the purpose of any computation under Sections 4(vii) or 4(ix) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 20 consecutive Trading Days ending the day before the day in question; provided, that, in the case of Section 4(ix), if the period between the date of the public announcement of the dividend or distribution and the date for the determination of holders of Common Stock entitled to receive such dividend or distribution (or, if earlier, the date on which the Common Stock goes “ex-dividend” in respect of such dividend or distribution) shall be less than 20 Trading Days, the period shall be such lesser number of Trading Days but, in any event, not less than five Trading Days.
          (xii) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be.
          (xiii) For purposes of this Section 4, “Common Stock” includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 4(xviii) below, shares issuable on conversion of shares of Series B Preferred Stock shall include only shares of the class designated as Common Stock on the Issuance Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
          (xiv) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. No adjustment in the Conversion Price need be made under Section 4(vi), 4(vii) and 4(ix) above if the Company issues or distributes to each holder of Series B Preferred Stock the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those Sections which each holder would have been entitled to receive had Series B Preferred Stock been converted into Common Stock prior to the happening of such event or the record date with respect thereto.
          (xv) Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Series B Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the Transfer Agent a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to Section 4(xvi) hereof, the certificate shall be conclusive evidence that the adjustment is correct.
          (xvi) The Company from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Company shall mail to holders of Series B Preferred Stock a notice of the reduction. The Company shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Sections 4(vi), 4(vii), 4(viii) and 4(ix) hereof.
          (xvii) If:
     (a) the Company takes any action which would require an adjustment in the Conversion Price pursuant to Sections 4(vi), 4(vii), 4(viii) or 4(ix) hereof;
     (b) the Company consolidates or merges with, or transfers all or substantially all of its assets to, another Person, and stockholders of the Company must approve the transaction; or
     (c) there is a liquidation, winding-up or dissolution of the Company;
the Company shall mail to holders of the Series B Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (a), (b) or (c) of this Section 4(xvii).
          (xviii) In the case of any consolidation of the Company or the merger of the Company with or into any other Person or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, any share of Series B Preferred Stock then remaining outstanding shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series B Preferred Stock. If this Section 4(xviii) applies, Sections 4(vi), 4(viii) and 4(x) hereof do not apply.
          (xix) The initial Conversion Price shall be subject to a one-time adjustment to $1.75 effective immediately after the open of business on June 30, 2005 if and only if the Consolidated Cash Flow for the fiscal year ending December 31, 2004 is less than $50,000,000. If such one-time adjustment is required to be made, and any other adjustments to the Conversion Price have been made pursuant to this Section 4 prior to such one-time adjustment, in order to effectuate such one-time adjustment the Conversion Price in effect immediately prior to such one-time adjustment shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be 1.75 and the denominator of which shall be 2.00 effective immediately after the open of business on June 30, 2005 and no other adjustment shall be required pursuant to this Section 4(xix).
          (xx) In any case in which this Section 4 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided, that such rescission is permitted by and effective under applicable laws.

          5. Mandatory Conversion.
          (i) Each share of Series B Preferred Stock not previously converted will automatically convert into shares of Common Stock on June 10, 2011 or, if a Conversion Date Deferral has occurred in accordance with Section 5(iv) hereof, the New Conversion Date (as defined in Section 5(iv) hereof) (either June 10, 2011 or the New Conversion Date, as applicable, the “Mandatory Conversion Date”). For the purposes of such conversion, each share of Series B Preferred Stock shall be valued at an amount equal to its Liquidation Preference, which amount shall be divided by the Conversion Price in effect on the Mandatory Conversion Date to determine the number of shares of Common Stock issuable upon conversion of such share of Series B Preference Stock, provided, that the Company shall not be required to issue any fractional shares of Common Stock, but in lieu thereof may elect to pay a cash adjustment based upon the Closing Price of the Common Stock on the Business Day prior to the Mandatory Conversion Date. Immediately upon such automatic conversion, each share of Series B Preferred Stock so converted shall automatically become and be restored to the status of authorized but unissued Series B Preferred Stock, dividends on each share of Series B Preferred Stock not previously converted shall cease to accumulate, the rights of the holders of all Series B Preferred Stock shall cease and the persons entitled to receive Common Stock upon such automatic conversion of Series B Preferred Stock shall be treated for all purposes as being the owners of such Common Stock.
          (ii) On the Mandatory Conversion Date, each holder of shares of Series B Preferred Stock shall be entitled to receive, in addition to the number of shares of Common Stock determined pursuant to Section 5(i) hereof, an amount equal to accrued and unpaid dividends, if any, on such holder’s shares of Series B Preferred Stock.
          (iii) If the Company is prohibited on the Mandatory Conversion Date by the terms of the Certificate of Incorporation or its Financing Agreements from paying accrued and unpaid dividends pursuant to Section 5(ii) hereof in cash, the Company may, if not otherwise prohibited by the Certificate of Incorporation, pay such accrued and unpaid dividends with shares of Common Stock. The number of shares of Common Stock to be issued in payment for such accrued and unpaid dividends will be the number obtained by dividing (x) the total dollar amount of dividends being paid with Common Stock by (y) the Conversion Price in effect on the Mandatory Conversion Date.
          (iv) If the Board determines that there are not assets legally available for, or the Certificate of Incorporation otherwise prohibits, the payment of dividends in either cash or Common Stock in respect of all accrued and unpaid dividends on the Series B Preferred Stock on June 10, 2011, then the Mandatory Conversion Date shall not occur on such date but shall be deferred (a “Conversion Date Deferral”) and the Company shall provide prompt notice of such Conversion Date Deferral to each holder of shares of Series B Preferred Stock. Subsequent to any Conversion Date Deferral, promptly after any determination by the Board that there are assets legally available for the payment in either cash or Common Stock of all accrued and unpaid dividends and that such payment is not otherwise prohibited by the Certificate of Incorporation, the Board shall declare a new conversion date (the “New Conversion Date”). Upon such declaration, the Company shall provide notice of the New Conversion Date to each holder of shares of Series B Preferred Stock at least 30 days but not more than 60 days before the New Conversion Date. The New Conversion Date shall be the first Dividend Payment Date that is at least 30 days after the delivery of such notice. Notwithstanding any Conversion Date Deferral, dividends on the Series B Preferred Stock shall continue to accrue until the Mandatory Conversion Date.
          (v) The Company shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing shares of Common Stock and for any payment of cash for accrued and unpaid dividends, if any, or cash in lieu of fractional shares of Common Stock, if any, in exchange for and contingent upon the surrender of certificates representing the shares of Series B Preferred Stock (if such shares are held in certificated form); provided, that the Company shall give the holders of Series B Preferred Stock such notice of any such actions as the Company deems appropriate and upon such surrender such holders of Series B Preferred Stock shall be entitled to receive certificates, if any, representing shares of Common Stock and any payment of cash for accrued and unpaid dividends, if any, or cash in lieu of fractional shares of Common Stock, if any. Amounts payable in cash in respect of the shares of Series B Preferred Stock shall not bear interest.
          (vi) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the mandatory conversion. However, the holders shall pay any tax that is due because the shares are issued in a name other than the holder’s name.
          6. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company and after payment is made to the holders of the Existing Preferred Stock and any other Senior Securities, each holder of shares of the Series B Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series B Preferred Stock held by such holder, plus an amount equal to accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up), before any distribution is made on any Junior Securities. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Series B Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series B Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series B Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.
          7. Optional Redemption.
          (i) Other than pursuant to Section 8 hereof, the Series B Preferred Stock may not be redeemed at the option of the Company before June 10, 2008. During any period set forth in the table below, a number of shares of Series B Preferred Stock equal to the Applicable Redemption Amount (as defined in Section 7(ii) hereof) for such period may be redeemed for cash at the option of the Company at the redemption price per share for such period set forth in the table below, together with an amount equal to accumulated and unpaid dividends, if any, to the date of redemption (the “Applicable Redemption Price”), upon not less than 30 nor more than 60 days’ prior written notice.

Period	Redemption Price
June 10, 2008 through June 9, 2009	$224.00
June 10, 2009 through June 9, 2010	$220.00
June 10, 2010 and thereafter	$216.00
          To the extent that the right of the Company to redeem Series B Preferred Stock is not exercised with respect to any number of shares during any of the periods set forth in the table above, such right shall not carry over into subsequent periods.
          (ii) “Applicable Redemption Amount” means with respect to any period set forth in the table set forth in Section 7(i) hereof, the number of shares equal to 25% of the total number of shares, rounded up to the nearest whole number, of Series B Preferred Stock outstanding at the beginning of such period less the number of shares of Series B Preferred Stock converted pursuant to Section 4 hereof during the portion of such period elapsing prior to the then Applicable Redemption Record Date (as defined in Section 7(iv) hereof) during such period.
          (iii) The shares to be redeemed shall be selected pro rata.
          (iv) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the “Applicable Redemption Date”) by public announcement and first class mail, postage prepaid, to all holders of record of the Series B Preferred Stock on the date 60 days prior to the Applicable Redemption Date (the “Applicable Redemption Record Date”) at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (a) that such redemption is being made pursuant to the optional redemption provisions hereof; (b) the Applicable Redemption Date; (c) the Applicable Redemption Price; (d) the number of shares of Series B Preferred Stock to be redeemed and the number of shares held by such holder to be redeemed; (e) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (f) that dividends on the shares to be redeemed will cease to accumulate on the Applicable Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.
          (v) If notice has been mailed in accordance with Section 7(iv) hereof and provided that on or before the Applicable Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Applicable Redemption Date, unless the Company defaults in the payment of the Applicable Redemption Price, dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.
          (vi) Any deposit of funds in trust with a bank or trust company for the purpose of redeeming Series B Preferred Stock pursuant to this Section 7 shall be irrevocable except that:
     (a) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and
     (b) any balance of monies so deposited by the Company and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of one year from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the

Company shall look only to the Company for payment without interest or other earnings.
          (vii) No Series B Preferred Stock may be redeemed except with funds legally available for such purpose.
          8. Rights Offering Call Provision.
          (i) Up to 150,000 shares of the Series B Preferred Stock may be redeemed for cash, with the proceeds of the Rights Offering, at the option of the Company, on or before the date that is 270 days after the Issuance Date, at a redemption price of $210.00 per share, together with an amount equal to accumulated and unpaid dividends, if any, to the date of redemption (the “Rights Offering Call Price”) upon not less than 5 nor more than 30 days’ prior written notice.
          (ii) The shares to be redeemed shall be selected pro rata.
          (iii) Notice of any redemption shall be sent by or on behalf of the Company not less than 5 nor more than 30 days prior to the date specified for redemption in such notice (the “Rights Offering Call Date”), by first class mail, postage prepaid, to all holders of record of the Series B Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (a) that such redemption is being made pursuant to the optional redemption provisions hereof; (b) the Rights Offering Call Date; (c) the Rights Offering Call Price; (d) the number of shares of Series B Preferred Stock to be redeemed and the number of shares held by such holder to be redeemed; (e) the place or places where certificates for such shares are to be surrendered for payment of the Rights Offering Call Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (f) that dividends on the shares to be redeemed will cease to accumulate on the Rights Offering Call Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.
          (iv) If notice has been mailed in accordance with Section 8(iii) hereof and provided that on or before the Rights Offering Call Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be, available therefor, then, from and after the Rights Offering Call Date, unless the Company defaults in the payment of the Rights Offering Call Price, dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred

Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Rights Offering Call Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Rights Offering Call Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.
          (v) Any deposit of funds in trust with a bank or trust company for the purpose of redeeming Series B Preferred Stock pursuant to this Section 8 shall be irrevocable except that:
     (a) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and
     (b) any balance of monies so deposited by the Company and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of three months from the Rights Offering Call Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.
          (vi) No Series B Preferred Stock may be redeemed except with funds legally available for such purpose.
          9. Special Redemption Rights Upon a Change of Control.
          (i) Subject to Section 9(v) hereof, upon the occurrence of a Change of Control, each holder of Series B Preferred Stock shall have the option, during the period commencing on the date the applicable Change of Control Notice (as defined below) is mailed to holders of the Series B Preferred Stock and ending at the close of business on the 45th day thereafter (the “Special Redemption Date”), to require the Company to redeem all, or any portion, of such holder’s shares of Series B Preferred Stock at the redemption price per share for the period set forth in the table below during which such Special Redemption Date occurs, together with an amount equal to accumulated and unpaid dividends, if any, to the Special Redemption Date (the “Special Redemption Price”):

Period	Special Redemption Price
June 10, 2004 through June 9, 2005	$240.00
June 10, 2005 through June 9, 2006	$236.00
June 10, 2006 through June 9, 2007	$232.00
June 10, 2007 through June 9, 2008	$228.00
June 10, 2008 through June 9, 2009	$224.00
June 10, 2009 through June 9, 2010	$220.00
June 10, 2010 and thereafter	$216.00
          (ii) Within 30 days following a Change of Control, the Company shall mail to each holder of shares of the Series B Preferred Stock a notice (the “Change of Control Notice”) setting forth the details of the Change of Control and the special redemption rights occasioned thereby. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Special Redemption Date; (b) the Special Redemption Price; (c) the place or places where certificates for shares may be surrendered for payment of the Special Redemption Price, including any procedures applicable to redemption to be accomplished through book-entry transfers; (d) the procedures that the holder of Series B Preferred Stock must follow to exercise such holder’s rights under this Section 9; and (e) that dividends on the shares tendered for redemption will cease to accumulate on the Special Redemption Date.
          (iii) To exercise such holder’s special redemption right under this Section 9, a holder must (a) surrender the certificate or certificates evidencing the shares of Series B Preferred Stock to be redeemed, duly endorsed in a form satisfactory to the Company, at the office of the Company or the Transfer Agent and (b) notify the Company at such office that such holder elects to exercise such holder’s special redemption rights and the number of shares such holder wishes to have redeemed. In the event that a holder fails to notify the Company of the number of shares of Series B Preferred Stock which such holder wishes to have redeemed, such holder shall be deemed to have elected to have redeemed all shares represented by the certificate or certificates surrendered for redemption.
          (iv) Exercise by a holder of such holder’s special redemption right following a Change of Control is irrevocable, except that a holder may withdraw its election to exercise such holder’s special redemption right at any time on or before the

Special Redemption Date by delivering a written or facsimile transmission notice to the Transfer Agent at the address or facsimile number specified in the Change of Control Notice. Such notice, to be effective, must be received by the Transfer Agent prior to the close of business on the Special Redemption Date. All shares of Series B Preferred Stock tendered for redemption pursuant to the holders’ special redemption rights as described herein and not withdrawn shall be redeemed at the close of business on the Special Redemption Date. From and after the Special Redemption Date, unless the Company defaults in payment of the Special Redemption Price, dividends on the shares of Series B Preferred Stock tendered for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B Preferred Stock, and all rights of holders thereof as stockholders of the Company (except the right to receive from the Company the Special Redemption Price) shall cease. As soon as practical after the Special Redemption Date, the Company shall deliver a new certificate representing the unredeemed portion, if any, of the shares of Series B Preferred Stock represented by the certificate or certificates surrendered for redemption.
          (v) No Series B Preferred Stock may be redeemed (a) except with funds legally available for such purpose or (b) if such redemption is prohibited by the Certificate of Incorporation. The Company shall take all action required or permitted under the General Corporation Law of the State of Delaware and the Certificate of Incorporation to permit any such redemption.
          (vi) Notwithstanding the foregoing provisions of this Section 9, no Series B Preferred Stock may be redeemed by the Company pursuant to the provisions of this Section 9 unless such redemption is permitted by or complies with the terms and provisions of the Financing Agreements, including, without limitation, Section 4.07 of the Indenture governing the Company’s 11 1/2% Senior Secured Notes due 2011, between Milacron Escrow Corporation and U.S. Bank National Association, dated May 26, 2004, as amended and supplemented.
          10. Voting Rights.
          (i) Except as otherwise required by law or by the Certificate of Incorporation or expressly provided herein, the holders of record of shares of the Series B Preferred Stock shall have full voting rights and powers, and shall be entitled to vote on all matters put to a vote or consent of stockholders of the Company, voting together with the holders of the Common Stock and the Existing Preferred Stock as a single class, with each holder of shares of Series B Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted in accordance with Section 4 hereof as of the record date for the vote or consent which is being taken.
          (ii) Notwithstanding any other provision of this Section 10, in the event that the voting provisions set forth in this Section 10 violate or conflict with the rules or regulations of the New York Stock Exchange or any other securities exchange on which the Common Stock is then listed or traded, then the manner of voting and/or number of votes to which each share of Series B Preferred Stock is entitled shall be modified and/or reduced to the extent required to comply with such rule.
          (iii) The holders of record of shares of the Series B Preferred Stock shall have the right, voting separately as a class, to elect a number of directors to the Board in proportion to the percentage of fully diluted Common Stock represented by their outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number (such directors, the “Series B Directors”); provided, however, that the number of Series B Directors shall at no time exceed a number equal to two-thirds of the total number of directors on the entire Board, less one. Subject to the provisions of applicable law, the rules or regulations of the New York Stock Exchange or any other securities exchange on which the Common Stock is then listed or traded and the fiduciary duties of the members of the Board, at least one Series B Director shall serve on each of the committees of the Board. All Series B Directors shall meet the requirements of the definition of “independent” under the rules of the New York Stock Exchange. In addition, no Series B Director shall be entitled to vote in any vote by the Board in any action by the Board with respect to an exercise of the Company’s option to redeem shares of the Series B Preferred Stock pursuant to Sections 7 or 8 hereof. The Series B Directors shall be elected at meetings called for the purpose of electing directors as described in Section 10(v) hereof. For purposes of this Section 10(iii) and Sections 10(iv), 10(v) and 10(vi), (a) any director selected by the holders of Series A Notes (and/or any Common Stock into which such Series A Notes have been converted) to be appointed or elected to the Board pursuant to the Note Purchase Agreement shall be deemed to be a Series B Director elected by the holders of Series B Preferred Stock pursuant to the terms hereof and shall reduce the aggregate number of directors that otherwise may be elected to the Board by holders of shares of the Series B Preferred Stock pursuant to the first sentence of this Section 10(iii) and (b) notwithstanding anything to the contrary herein, one officer or employee of each Initial Investor, if elected as a Series B Director, shall not be subject to the requirement that all Series B Directors shall meet the definition of “independent” under the rules of the New York Stock Exchange.
          (iv) If an event of default exists with respect to the Company’s then outstanding Indebtedness constituting a failure to pay in excess of $2,000,000 in principal when due or resulting in the acceleration of the due date for a principal amount in excess of $2,000,000, and such event of default is not cured or waived within 45 days (a “Voting Rights Triggering Event”), then the holders of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall, if they are not otherwise electing a majority of the Board pursuant to Section 10(iii) hereof, be entitled to elect that number of additional directors which, together with any Series B Directors then on the Board, will constitute a majority of the Board. Any additional Series B Directors shall be elected at meetings called for the purpose of electing directors as described in Section 10(v) hereof.
          (v) At each meeting called for the purpose of electing directors, the holders of Series B Preferred Stock, subject to the next sentence hereof, shall have the right, voting separately as a class, to elect the number of directors then up for election, if any, which, together with any Series B Directors then on the Board and not up for election at such meeting, will constitute the number of directors the holders of the Series B Preferred Stock are entitled to elect pursuant to Sections 10(iii) and 10(iv) hereof; provided, that if the number of directors which the holders of Series B Preferred Stock are so entitled to elect is greater than the number of directors up for election at such meeting, the holders of Series B Preferred Stock, subject to the next sentence hereof, shall have the right, voting separately as a class, to elect all the directors up for election at such meeting. Notwithstanding any other provision in this Section 10, the holders of Series B Preferred Stock shall not have the right to elect any directors which the holders of the Existing Preferred Stock, voting separately as a class, have a right to elect pursuant to Section A(VI) of Article FOURTH of the Certificate of Incorporation.
          (vi) If any director so elected by the holders of Series B Preferred Stock shall cease to serve as a director before his or her term shall expire, the resulting vacancy shall be filled for the unexpired term in the manner provided in the by-laws of the Company.
          (vii) The Company shall not, without either (A) the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of its affiliates (other than the Initial Investors) not being considered to be outstanding for this purpose) voting separately as one class or (B) the written consent of the holders of all shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of its affiliates (other than the Initial Investors) not being considered to be outstanding for this purpose):
     (a) authorize or create (by way of reclassification or otherwise) any Parity Securities or Senior Securities;
     (b) amend, waive or otherwise alter any provision of this Certificate of Designation (including the provisions of Section 10 hereof) in a manner materially adverse to the interests of the holders of Series B Preferred Stock; or
     (c) amend or otherwise alter the bylaws of the Company or the Certificate or Incorporation in a manner materially adverse to the interests of the holders of the Series B Preferred Stock;
          (viii) The Company shall not, without either (A) the affirmative vote of holders of at least a majority of the shares of Series B Preferred Stock held by holders of Series B Preferred Stock who own at least 50,000 shares of Series B Preferred Stock and who vote on the matter or (B) the written consent of holders of all of the shares of Series B Preferred Stock held by holders of Series B Preferred Stock who own at least 50,000 shares of Series B Preferred Stock:
     (a) issue any Equity Interests, except (1) Common Stock issued upon conversion of Series B Preferred Stock, (2) Common Stock issued pursuant to the Rights Offering, (3) Common Stock issued pursuant to the Patel Agreement and

     (4) any Equity Interests issued pursuant to a Restricted Payment permitted by Section 10(viii)(b) hereof;
     (b) declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (1) Restricted Payments in respect of the Series B Preferred Stock, (2) the redemption of all, or any portion, of the Existing Preferred Stock, (3) the issuance of the Contingent Warrants and any Common Stock issued upon the exercise thereof, (4) the declaration and payment of dividends on Junior Securities payable solely in additional shares of Junior Securities, (5) the declaration and payment of dividends on the Existing Preferred Stock, (6) Restricted Payments pursuant to and in accordance with employee stock incentive programs or other employee benefit arrangements or director compensation commitments of the Company and its subsidiaries, (7) Restricted Payments in connection with the Rights Offering, (8) the declaration and payment of dividends on Junior Securities in an amount not to exceed $5,000,000 in any fiscal year, (9) the purchase of fractional shares arising out of stock dividends, splits, combinations or business combinations and (10) other Restricted Payments not to exceed $25,000,000 in the aggregate or $10,000,000 in any fiscal year under this clause (b)(10);
     (c) create, incur or assume any Indebtedness, other than (1) Indebtedness existing or committed to on the Issuance Date and extensions, renewals, refinancings and replacements of any such Indebtedness or commitment (whether by the same or any other lender or groups of lenders) that do not increase the outstanding or committed principal amount thereof, (2) Indebtedness of the Company to any subsidiary of the Company, (3) Guarantees by the Company of Indebtedness of any subsidiary of the Company, (4) Indebtedness of the Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations, mortgage financings, purchase money obligations and any Indebtedness assumed in connection with the acquisition of such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness, (5) Indebtedness of, or Guarantees of Indebtedness of, any other person existing at the time such other person is merged with or into the Company or any subsidiary of the Company, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into the Company, or becoming a subsidiary of the Company, (6) Indebtedness of the Company as an account party in respect of trade letters of credit, (7) Hedging Obligations, (8) obligations in respect of performance bid and surety bonds and completion guarantees provided in the ordinary course of business, (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (10) other Indebtedness created, incurred or assumed pursuant to this clause (c)(10) in an aggregate principal amount not to exceed $50,000,000 (the categories of Indebtedness described in the foregoing clauses (c)(1) through (c)(10) are referred to collectively as “Permitted Debt”);

     (d) change the size of the Board, other than changes resulting from the appointment or election of Board members by holders of the Series B Preferred Stock or the Existing Preferred Stock;
     (e) acquire, through acquisition of capital stock or assets, any Person or line of business or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets, other than any transaction involving $50,000,000 or less in value.
For purposes of determining whether any approval of the holders of Series B Preferred Stock is required in connection with the Company’s creation, incurrence or assumption of any Indebtedness, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 10(viii)(c) hereof, the Company shall be entitled to divide and classify such item of Indebtedness on the date of its creation, incurrence or assumption, or later reclassify all or a portion of such item of Indebtedness, in any manner among the categories of Permitted Debt.
          11. Reports and Information Rights. The Company shall afford the Initial Investors reasonable access to its books, records, personnel and representatives, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company’s business. Subject to compliance with customary confidentiality obligations and applicable law, the Initial Investors shall also be entitled to receive copies of all confidential financial information and reports prepared for the Company’s lenders promptly upon furnishing such information to such lenders. The information rights of each Initial Investor pursuant to this Section 11 shall terminate on the first date on which such Initial Investor’s aggregate holdings of shares of Series B Preferred Stock is convertible into less than 15% of the total number of shares of Common Stock which would be outstanding on such date assuming the exercise of all outstanding options and warrants (other than those issued under the Company’s stock incentive program) and the conversion of all convertible securities. The information rights of each Initial Investor under this Section 11 are personal to such Initial Investor and shall not be transferable to any other Person and any attempted transfer shall be invalid.
          12. Transferability. The transfer of the Series B Preferred Stock by the holders thereof shall not be restricted other than pursuant to the requirements of applicable law; provided, that each Initial Investor shall provide written notice to the Company within three days of any transfer of Series B Preferred Stock by such Initial Investor.
          13. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

          14. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
          15. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
          16. Re-issuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired by the Company by purchase, redemption or exchange shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Series B Preferred Stock, provided, that any issuance of such shares must be in compliance with the terms hereof.
          17. Mutilated or Missing Series B Preferred Stock Certificates. If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent (if other than the Company).
          18. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
          “Applicable Redemption Amount” has the meaning given thereto in Section 7(ii) hereof.
          “Applicable Redemption Date” has the meaning given thereto in Section 7(iv) hereof.

          “Applicable Redemption Price” has the meaning given thereto in Section 7(i) hereof.
          “Applicable Redemption Record Date” has the meaning given thereto in Section 7(iv) hereof.
          “Board” has the meaning given thereto in the first paragraph hereof.
          “Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.
          “Certificate of Incorporation” has the meaning given thereto in the first paragraph hereof.
          “Change of Control” means the occurrence of either of the following events:
(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Initial Investors, is or becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of the Company; or

(ii)	the merger or consolidation of the Company with or into another Person, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than (a) a transaction in which the surviving Person or transferee is a Person that is controlled by the Company or (b) in the case of a merger or consolidation transaction, a transaction following which holders of the outstanding voting stock of the Company immediately prior to such transaction own directly or indirectly at least a majority of the total voting power of the surviving Person in such transaction and in substantially the same proportion as before the transaction.
          “Change of Control Notice” has the meaning given thereto in Section 9(ii) hereof.
          “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of the Common Stock on the New York Stock Exchange on that date. If the Common Stock is not then traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if no closing price for the Common Stock is so reported, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
          “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.
          “Company” has the meaning given thereto in the first paragraph hereof.
          “Consolidated Cash Flow” means, for any period, the Consolidated Net Income of the Company and its Consolidated Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(i)	Consolidated Interest Expense; plus

(ii)	all income tax expense of the Company and its Consolidated Subsidiaries; plus

(iii)	depreciation and amortization expense of the Company and its Consolidated Subsidiaries; plus

(iv)	all losses attributable to grinding wheels operations; plus

(v)	restructuring charges and related severance and other expenses in an aggregate amount not to exceed $1.5 million; plus

(vi)	all other non-cash charges of the Company and its Consolidated Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); plus

(vii)	expenses related to debt refinancing; plus

(viii)	any payment of fees and expenses under any Receivables Liquidity Facility; plus

(ix)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; minus

(x)	all gains attributable to grinding wheel operations;
in each case determined on a consolidated basis for such period in conformity with GAAP.

          “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Subsidiaries, whether paid in cash or accrued as a liability, plus, to the extent not included in such total interest expense, and to the extent deducted in determining Consolidated Net Income, without duplication:
(i)	the interest component of all payments associated with capital lease obligations; plus

(ii)	amortization of debt discount and debt issuance cost; plus

(iii)	capitalized interest; plus

(iv)	losses and upfront costs on Hedging Obligations; plus

(v)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Consolidated Subsidiary; minus

(vi)	interest income for such period;
in each case determined on a consolidated basis for such period in conformity with GAAP.
          “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries, excluding the cumulative effect of a change in accounting principles.
          “Consolidated Subsidiaries” means, with respect to the Company, each subsidiary consolidated with the Company in its financial statement prepared in accordance with GAAP.
          “Contingent Warrants” means the contingent warrants issued by the Company to Glencore Finance AG and Mizuho International plc pursuant to the Contingent Warrant Agreement dated as of March 12, 2004 by and among Milacron Inc., Glencore Finance AG and Mizuho International plc, as it may be amended, supplemented or otherwise modified from time to time.
          “Conversion Date” has the meaning given thereto in Section 4(ii) hereof.
          “Conversion Date Deferral” has the meaning given thereto in Section 5(iv) hereof.
          “Conversion Price” shall initially mean $2.00 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of Section 4 hereof.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

          “Dividend Payment Date” has the meaning given thereto in Section 3(i) hereof.
          “Dividend Period” has the meaning given thereto in Section 3(i) hereof.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Existing Preferred Stock” means the existing 4% Cumulative Preferred Stock, par value $100.00 per share, of the Company.
          “Financing Agreements” means any credit agreements, notes, debentures, bonds, guarantees, indentures or other documents or instruments governing Indebtedness of the Company.
          “GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing the Indebtedness of any Person and any obligations, direct or indirect, contingent or otherwise, of such Person:
(i)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(ii)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

          “Indebtedness” means, with respect to any Person, indebtedness of such Person (i) for money borrowed or (ii) evidenced by notes, debentures, bonds or other similar instruments.
          “Initial Investors” means (i) Glencore Finance AG, (ii) Mizuho International plc, (iii) Ohio Plastics, LLC and its affiliates and associates and (iv) solely for purposes of the definition of “Change of Control,” any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who beneficially owns shares of capital stock of the Company that at any time were beneficially owned by any of the persons described in clause (iii). For purposes of this paragraph, shares are “beneficially owned” by a person who would be considered a beneficial owner of such shares pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.
          “Issuance Date” means the date on which the Series B Preferred Stock is originally issued by the Company.
          “Junior Securities” has the meaning given thereto in Section 2 hereof.
          “Liquidation Preference” means $200.00 per share.
          “Mandatory Conversion Date” has the meaning given thereto in Section 5(i) hereof.
          “New Conversion Date” has the meaning given thereto in Section 5(iv) hereof.
          “Note Purchase Agreement” means the Note Purchase Agreement dated as of March 12, 2004, by and among the Company and Glencore Finance AG and Mizuho International plc, as amended by the letter agreement dated April 5, 2004 and as may be further amended.
          “Parity Securities” has the meaning given thereto in Section 2 hereof.
          “Patel Agreement” means the Exchange Agreement dated as of November 27, 2001 among Milacron Inc., Mahendra N. Patel, Nayana M. Patel and Manata Machinery Pvt. Ltd., as supplemented by the Supplementary Agreement thereto dated October 10, 2002 and as may be further amended or supplemented from time to time.
          “Permitted Debt” has the meaning given thereto in Section 10(viii)(c) hereof.

          “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Receivables Liquidity Facility” means the Amended and Restated Receivables Purchase Agreement dated as of January 26, 1996, as amended, among the Company, Cincinnati Milacron Marketing Company, Cincinnati Milacron Commercial Corp., Valenite Inc., DME Company, Market Street Funding Corporation and PNC Bank, National Association, as the same may be amended, extended, renewed, refinanced, replaced, supplemented or modified from time to time or any replacement receivables liquidity facility.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property), with respect to any Equity Interests in the Company, or any payment whether in cash, securities or other property, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
          “Rights Offering” means a rights offering conducted by the Company with respect to Common Stock no later than 270 days following the first issuance of shares of Series B Preferred Stock, pursuant to which each holder of Common Stock (other than any Common Stock received upon conversion of Series B Preferred Stock) shall be entitled to purchase 0.452 newly issued shares of Common Stock per share of Common Stock held by such holder at a purchase price of $2.00 per share.
          “Rights Offering Call Date” has the meaning given thereto in Section 8(iii) hereof.
          “Rights Offering Call Price” has the meaning given thereto in Section 8(i) hereof.
          “Senior Securities” has the meaning given thereto in Section 2 hereof.
          “Serial Preference Stock” has the meaning given thereto in the Certificate of Incorporation.
          “Series A Notes” means the Company’s 20% Secured Step-Up Series A Notes due 2007 issued pursuant to the Note Purchase Agreement.
          “Series B Directors” has the meaning given thereto in Section 10(iii) hereof.
          “Series B Preferred Stock” has the meaning given thereto in Section 1 hereof.
          “Special Redemption Date” has the meaning given thereto in Section 9(i) hereof.

          “Special Redemption Price” has the meaning given thereto in Section 9(i) hereof.
          “Trading Day” means any day on which the New York Stock Exchange or other applicable stock exchange or market is open for business.
          “Transfer Agent” means Mellon Investor Services LLC unless and until a successor is selected by the Company.
          “Voting Rights Triggering Event” has the meaning given thereto in Section 10(iv) hereof.

29